                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             ARAMARK CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required.

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                                 [LOGO]Aramark

                    Notice of Annual Meeting of Stockholders

To our stockholders:

      ARAMARK Corporation will hold its annual stockholders meeting on the sixteenth floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 12, 2002, at 3:00 p.m. Philadelphia time, for the following purposes:

            1. To elect the Class I directors to serve until the 2005 annual meeting of stockholders.

            2. To transact such other business as may properly come before the meeting.

      The board of directors has fixed the close of business on December 24, 2001 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. During the ten days prior to the meeting, stockholders may examine a stockholder list for any purpose germane to the meeting at ARAMARK's offices at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

      You can vote your shares by proxy using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions for using these convenient services on the proxy card. Of course, you may also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

      Whether or not you expect to attend the meeting in person, please vote your shares in one of the ways described above.

                                          Bart J. Colli
                                          Executive Vice President, General
                                           Counsel
                                          and Secretary

January 9, 2002

                                 [LOGO]Aramark

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

Solicitation by Board of Directors

      We are furnishing this proxy statement in connection with the solicitation by the board of directors of ARAMARK Corporation (ARAMARK or the Company) of proxies for use at the annual stockholders meeting to be held on February 12, 2002, and at any adjournment or postponement of the meeting. Stockholders may submit proxies by mail or phone, or electronically via the internet by following the instructions on the proxy card included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, or by delivering written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

      ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). This proxy statement and proxy card are being mailed to our stockholders on or about January 9, 2002.

Shares Outstanding and Voting Rights

      On December 14, 2001, we completed the merger of ARAMARK with its wholly owned subsidiary ARAMARK Worldwide Corporation followed by a public offering of our new class B common stock. In connection with the merger, our old class A common stock was converted into twenty shares of our new class A-1 common stock and our old class B common stock was converted into two shares of our new class A common stock, divided as equally as possible among our new class A-1, class A-2 and class A-3 common stock. Throughout this proxy statement, references to share amounts and related information have been adjusted to take into account the effect of the merger. We use the term "class A common stock" to refer to the class A-1, class A-2 and class A-3 common stock. Our certificate of incorporation provides for a conversion of class A-1, class A-2 and class A-3 common stock into class B-1, class B-2 and class B-3 common stock, respectively, if an employee that is the holder thereof leaves our company. In addition, our certificate of incorporation permits holders of our class A-1, class A-2, and class A-3 common stock to convert such shares into class B-1, class B-2 and class B-3 common stock, respectively, at any time. Unless the distinction is relevant, we use the term "class B common stock" to refer to our unrestricted class B common stock and our class B-1, class B-2 and class B-3 common stock.

      Only holders of shares of class A common stock and class B common stock of record at the close of business on December 24, 2001, are entitled to vote at the meeting. On that date, 163,876,953 shares of class A common stock and 34,500,000 shares of class B common stock (together, the common stock) were outstanding. Each holder of record of shares of class A common stock entitled to vote will have the right to ten votes for each such share standing in his, her, or its name on the books of ARAMARK and each holder of record of shares of class B common stock entitled to vote will have the right to one vote for each such share standing in his, her or its name on the books of ARAMARK.

Vote Required and Quorum

      Directors will be elected by the vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote in the election of directors. Any other matter coming before the meeting, of which the board of directors knows of none, will be decided by the vote of the holders of a majority of the votes of the shares having voting power represented in person or by proxy at the meeting and entitled to vote on the matter.

      All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly submitted proxy, the shares will be voted as recommended by the board of directors. Where a stockholder withholds authority to vote on the election of any director, the shares of such stockholder will be counted as entitled to vote with respect to that election and will have the effect of a vote against the election of the director. Abstentions with respect to the election of a director will have the effect of a vote against the election of the director. Broker non-votes with respect to the election of a director (shares held by a broker or nominee who is present or represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on proposals) will be counted for purposes of determining the quorum, but will have no effect on the vote of an election of a director.

1.Election of Directors

      The persons listed below have been nominated by the board of directors to be elected to serve until the 2005 annual meeting of stockholders and the election and qualification of their respective successors:

          James E. Ksansnak               Thomas H. Kean
          Leonard S. Coleman, Jr.         James E. Preston

      The board of directors recommends that you vote "For" the election of these four persons.

                                   MANAGEMENT

Directors

      The following table presents the names and positions of our directors, their ages as of November 1, 2001 and the length of time they have been directors:

Name                      Age Position                                                Since
------------------------  --- ------------------------------------------------------- -----
Joseph Neubauer.........   60 Chairman and Chief Executive Officer and Director (/2/) 1979
Lawrence T. Babbio,
 Jr. ...................   56 Director (/3/) (/4/)                                    1999
Patricia C. Barron......   58 Director (/1/)                                          1997
Robert J. Callander.....   70 Director (/2/) (/3/) (/4/) (/5/)                        1986
Leonard S. Coleman,
 Jr. ...................   52 Director (/1/)                                          2000
Ronald R. Davenport.....   65 Director (/1/) (/4/) (/5/)                              1980
Thomas H. Kean..........   66 Director (/3/) (/4/)                                    1994
James E. Ksansnak.......   61 Director (/3/)                                          1997
James E. Preston........   68 Director (/2/) (/3/) (/4/)                              1993
Karl M. von der Heyden..   65 Director                                                2001

----------------

The numbers following the positions held by the directors indicate membership in the following board committees at September 28, 2001:
(1)  Audit and Corporate Practices
(2)  Executive
(3)  Finance
(4)  Human Resources, Compensation and Public Affairs
(5)  Stock

      Our certificate of incorporation provides for a board of directors that is divided into three classes, one of which will be elected each year at the annual meeting of stockholders for terms of office expiring after three years. Class I directors initially have terms expiring at the annual meeting to be held in calendar year 2002, Class II directors initially have terms expiring at the annual meeting to be held in calendar year 2003 and Class III directors initially have terms expiring at the annual meeting to be held in calendar year 2004. Messrs. Coleman, Kean, Ksansnak and Preston are members of Class I, Ms. Barron, Messrs. Callander, and Davenport are members of Class II and Messrs. Neubauer, Babbio and von der Heyden are members of Class III. Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified.

Directors Meetings and Committees

      On December 26, 2001, Edward G. Jordan, one of our Class II directors, passed away. No successor has been appointed to date.

      ARAMARK's board of directors held nine meetings during fiscal 2001. The board has certain standing committees, which are described below. During fiscal 2001, each director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he or she served.

      The Audit and Corporate Practices Committee consists entirely of directors who the board has determined are independent. The board has determined in its business judgement that each of the members of the committee is independent as defined in the New York Stock Exchange listing standards, does not have a business or other relationship to ARAMARK or its management that would interfere with his or her exercise of independent judgement, and that each is financially literate and that at least one member of the committee has accounting or related financial management expertise. The committee reviews the periodic financial reports and the accounting principles used by ARAMARK and the adequacy of ARAMARK's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports, and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment of and approves the compensation of ARAMARK's independent public accountants and monitors compliance with ARAMARK's business conduct policy. It held four meetings during fiscal 2001. A copy of the charter of the committee is attached to this proxy statement.

      The Executive Committee has the full power of the board of directors when the board is not in session, except with respect to actions or matters expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval and adopting, amending or approving the by-Laws of the company. The committee did not hold any meetings in fiscal 2001.

      The Finance Committee reviews the overall financial plans of ARAMARK, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt, and the performance of ARAMARK's retirement benefit plans. It recommends to the board specific transactions involving the foregoing, and it has been empowered by the board to approve certain financial commitments and acquisitions and divestitures by ARAMARK up to specified levels. It held four meetings during fiscal 2001.

      The Human Resources, Compensation and Public Affairs Committee consists entirely of directors who ARAMARK believes are both "non-employees" (within the meaning of SEC Rule 16b-3(b)(3)(i)) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code). The committee determines the base salary of each of the chairman and chief executive officer and the president and chief operating officer (subject to review and approval by the board) and approves the salaries and bonuses paid to officers and other employees who are in senior management positions or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of ARAMARK's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews ARAMARK's contribution policy and practices for its retirement benefit plans. The committee assists the board in identifying, screening and recommending qualified candidates to serve as directors. The committee will consider nominees proposed by stockholders. Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee's consideration may do so by submitting the candidate's name and qualifications in writing to the following address: ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107, Attn: Secretary. During fiscal 2001, the committee held six meetings.

      The Stock Committee consists of two outside directors. The committee has concurrent authority, with the Human Resources, Compensation and Public Affairs Committee, to approve specific transactions involving ARAMARK stock between officers and directors and ARAMARK. It did not hold any meetings during fiscal 2001.

Business Experience

      The principal occupations of ARAMARK's directors during the past five years and other directorships currently held by the directors are as follows:

      Joseph Neubauer has been our chief executive officer since February 1983 and the chairman since April 1984; he was our president from February 1983 to May 1997. He is a director of Verizon Communications Inc., formerly Bell Atlantic Corporation, CIGNA Corporation, Federated Department Stores, Inc. and Wachovia Corporation.

      Lawrence T. Babbio, Jr. has been vice-chairman and president of Verizon Communications Inc., formerly Bell Atlantic Corporation, since July 2000. He was president and chief operating officer of Verizon from December 1998 until July 2000. He was president and chief executive officer of Verizon's Network Group and chairman of Verizon's Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Verizon Communications and prior to that was executive vice president and chief operating officer of Verizon. He is a director of Compaq Computer Corporation.

      Patricia C. Barron has been clinical associate professor at the Leonard
N. Stern School of Business of New York University since September 1999 and prior to that was an executive-in-residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Quaker Chemical Corporation, Teleflex Corporation, Ultralife Batteries, Inc. and United Services Automobile Association.

      Robert J. Callander was executive-in-residence at the Business School of Columbia University from 1992 to June 2000. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Omnicom Group, Inc., Scudder Global High Income Fund Inc., Scudder New Asia Fund Inc., The Korea Fund Inc., The Brazil Fund Inc. and The Argentina Fund Inc.

      Leonard S. Coleman, Jr. has been the chairman of Arena Co. since September 2001 and Senior Advisor, Major League Baseball since November 1999. He was President of the National League of Professional Baseball Clubs from 1994 to 1999. He is a director of Cendant Corporation, Churchill Downs Incorporated, Electronic Arts Inc., H.J. Heinz Company, New Jersey Resources Corporation, Omnicom Group, Inc., Owens Corning and Radio Unica Communications Corp.

      Ronald R. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972. He is a director of Mellon Private Asset Management.

      Former Governor Thomas H. Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and United HealthCare Corporation.

      James E. Ksansnak was our vice chairman from May 1997 until February 2001. From February 1991 to May 1997, he was our executive vice president; from May 1986 to February 1991, he was our senior vice president; and from May 1986 to May 1997, he was our chief financial officer. He is a director of Advanta Corp. and CSS Industries, Inc.

      James E. Preston was the chairman of Avon Products, Inc. from 1989 to 1999 and president and chief executive officer from September 1988 until June 1998. He is a director of Reader's Digest Association, and Venator Group, Inc.

      Karl M. von der Heyden was the vice chairman of PepsiCo, Inc. from February 1998 until February 2001 and vice chairman and chief financial officer from September 1996 to February 1998. Between December 1993 and August 1994 he was president and chief executive officer of Metallgesellschaft Corp. In May 1993, he retired as co-chairman and chief executive officer of RJR Nabisco Inc. He is a director of AstraZeneca PLC and Federated Departments Stores, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, our directors and executive officers complied during fiscal year 2001 with all applicable Section 16(a) filing requirements.

Executive Compensation

      The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities for us in the years indicated:

                                                                         Long-term
                                          Annual Compensation           Compensation
                                --------------------------------------- ------------
    Name and Current     Fiscal                         Other Annual      Options          Other
   Principal Position     Year    Salary     Bonus    Compensation(/1/)   Granted    Compensation(/2/)
------------------------ ------   ------     -----    -----------------   -------    -----------------
Joseph Neubauer.........  2001  $1,000,000 $1,300,000      $11,000             --         $67,500
 Chairman and             2000   1,000,000  1,200,000          --        1,200,000         47,500
 Chief Executive Officer  1999     999,000  1,100,000          --                0         37,000

William Leonard.........  2001     629,000    600,000          --              --           6,500
 President and            2000     586,500    575,000          --          400,000          6,500
 Chief Operating Officer  1999     549,000    550,000          --                0          6,500

L. Frederick
 Sutherland.............  2001     443,500    300,000          --              --           6,500
 Executive Vice
 President                2000     415,500    265,000          --          200,000          6,500
 and Chief Financial      1999     390,000    275,000          --                0          6,500
 Officer

Brian G. Mulvaney.......  2001     389,000    280,000          --              --           6,500
 Executive Vice
 President,               2000     350,500    265,000          --          300,000          6,500
 Human Resources and      1999     325,000    275,000          --                0          6,500
 Public Affairs

John J. Zillmer.........  2001     386,500    280,000          --          150,000          6,500
 Executive Vice
 President                2000     330,500    220,000          --          190,000          6,500
 and President, Food and  1999     267,500    150,000          --                0          6,500
 Support Services

Bart J. Colli...........  2001     368,500    300,000          --           60,000          6,500
 Executive Vice
 President,               2000     202,000    246,000          --          700,000              0
 General Counsel and
 Secretary

----------------

(1) This is above market interest received or accrued on deferred compensation.
(2) Other compensation includes employer contributions to the Stock Unit Retirement Plan ($6,500 per individual annually), plus, with respect to Mr. Neubauer, the value of interest foregone and not recaptured by us relating to payment of premiums for split dollar life insurance ($61,000 for fiscal 2001, $41,000 for fiscal 2000 and $30,000 for fiscal 1999).

Stock Purchase Opportunities

Option Grants

      The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made in fiscal 2001.

         Options Granted in Fiscal 2001 (Stock Purchase Opportunities)

                                                                                       Potential
                                                                                   Realizable Value
                                                                                   at Assumed Annual
                                                                                    Rates of Stock
                                                                                         Price
                                                                                     Appreciation
                                                                                      for Option
                                             Individual Grants                         Term(/2/)
                         --------------------------------------------------------- -----------------
                                      Percentage of
                                      Total Options
                                      Granted to All  Exercise or Base
                           Options     Employees in        Price        Expiration
Name                     Granted(/1/)  Fiscal 2001   ($ per share)(/1/) Date(/1/)     5%      10%
----                     ------------ -------------- ------------------ ----------    --      ---
Joseph Neubauer.........         0         0.0%              --                    $      0 $      0
William Leonard.........         0         0.0%              --                           0        0
L. Frederick
 Sutherland.............         0         0.0%              --                           0        0
Brian G. Mulvaney.......         0         0.0%              --                           0        0
John J. Zillmer.........   150,000         1.4%            $8.75           2006     378,593  840,849
Bart J. Colli...........    30,000         0.3%             8.75           2006      42,961   92,472
Bart J. Colli...........    30,000         0.3%             8.75           2006      75,719  168,170

----------------

(1) See "--The ARAMARK Ownership Program." The exercise prices of all option grants reflected in the table are equal to the appraisal prices of the shares at the respective times of grant. Mr. Zillmer was granted 150,000 cumulative installment stock purchase opportunities (CISPOs); these CISPOs expire on January 15, 2006. Mr. Colli was granted 30,000 CISPOs and 30,000 installment stock purchase opportunities (ISPOs); these CISPOs expire on January 15, 2006 and the ISPOs expire on varying dates through January 15, 2006.
(2) Realizable value refers to the assumed value (which was calculated using the appraisal price then in existence) of the underlying shares at the time such purchase opportunity expires minus the exercise price.

Options Exercised and Unexercised

      The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 2001 and the unexercised options held as of September 28, 2001.

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values
                         (Stock Purchase Opportunities)

                                                       Number of Options     Current Value of Options
                           Shares                       Held(/2/)(/3/)            Held(/2/)(/3/)
                          Acquired       Value     ------------------------- -------------------------
Name                     on Exercise Realized(/1/) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------- ----------- ------------- ----------- -------------
Joseph Neubauer.........    90,000    $  202,500         0       1,050,000         0      $7,350,000
William Leonard.........   234,000     1,467,180         0         446,000         0       3,507,920
L. Frederick
 Sutherland.............    75,000       432,750         0         235,000         0       1,909,000
Brian G. Mulvaney.......    99,000       480,825         0         856,500         0       7,840,800
John J. Zillmer.........   138,498       797,696         0         504,502         0       3,655,958
Bart J. Colli...........    48,000        80,550         0         682,000         0       4,367,450

----------------

(1) Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
(2) Options currently exercisable and current values of options are determined as of September 28, 2001. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.
(3) CISPOs that have vested but are not exercisable at September 28, 2001 are categorized as unexercisable.

Five Year Cumulative Total Shareholder Return

      The following graph compares the five year cumulative return of class B common stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.
                                    [GRAPH]

      Cumulative total return is stated as a percentage of the base year (1996) stock price. Cumulative total return equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the stock price, (ii) divided by the base year stock price.

                                                                                        Dow Jones
   Fiscal Year                                             S&P                           Consumer
      Ended                 ARAMARK                        500                         Non-Cyclical
   -----------              -------                       ------                       ------------
      1996                  100.00                        100.00                          100.00
      1997                  123.52                        140.37                          130.00
      1998                  208.33                        153.51                          132.60
      1999                  262.96                        196.27                          143.04
      2000                  324.07                        222.93                          139.48
      2001                  522.22                        166.45                          146.76

The ARAMARK Ownership Program

      General. We have designed our ARAMARK Ownership Program to provide an opportunity for some of our management employees to acquire an ownership interest in our company and thus give them a more direct continuing interest in the future success of our business. Under the ARAMARK Ownership Program, direct ownership in our company has increased from 62 original management investors in December 1984 to more than 3,500 management investors directly owning approximately 70% of the equity. At October 26, 2001, management employees and directors held stock purchase opportunities and options to acquire approximately 32.0 million shares of our class A common stock, as adjusted to reflect the merger.

      Purchase Price. The purchase price for shares subject to stock purchase opportunities granted prior to the public offering was the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares purchased through purchase opportunities previously were subject to a stockholders' agreement. In connection with the stockholder vote on the merger, the stockholders' agreement was terminated.

      Installment Stock Purchase Opportunity. Each installment stock purchase opportunity (ISPO) that we granted has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment period. Unless the employee exercises the first installment before its expiration date by purchasing a minimum number of shares, the entire installment purchase opportunity is canceled. If the employee does exercise the first installment, subsequent annual installments may be exercised, as long as the employee exercises for a certain minimum number of shares, for up to the maximum number of shares specified in the installment certificate. If the employee does not exercise a portion of his or her annual installment by the appropriate expiration date, the installment is canceled. Each installment stock purchase opportunity is exercisable only while the holder is an employee or director of our company or a subsidiary.

      Cumulative Installment Stock Purchase Opportunity. We also granted cumulative ISPOs, which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it becomes vested and is not canceled, and may be exercised during any subsequent exercise period. Other stock purchase opportunities, similar to cumulative ISPOs, provide that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her stock purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the purchase opportunity is canceled.

      Deferred Payment Program. In connection with the exercise of ISPOs and non-qualified stock options, we have adopted a deferred payment program whereby an employee may choose to defer a portion of the purchase price for certain installments for approximately three years. We have in the past renewed these loans. We have sold to a financial institution most of the outstanding deferred payment obligations previously received. The deferred payment obligation is a full recourse obligation of the employee, accrues interest, and is secured by a pledge of shares of common stock. The interest rate for deferred payment obligations received in the most recent exercise period has varied between 7.1% and 7.3%. Approximately 750 employees (including executive officers) are currently participating in the program. At September 28, 2001, the amount of the deferred payment obligations of Messrs. Neubauer, Leonard, Sutherland, Mulvaney, Zillmer and Colli were $8,495,733, $3,767,918, $3,501,861,
$2,669,679, $1,151,885 and $40,622, respectively. At September 28, 2001, all of these deferred payment obligations had been sold to financial institutions.

      In connection with the public offering of our new class B common stock, our board of directors has adopted a new 2001 Equity Incentive Plan and a 2001 Stock Unit Retirement Plan. We intend to issue new options and other equity incentives from time to time under these plans, and not to issue additional options or deferred stock units under plans that were in effect prior to the public offering and merger.

The 2001 Equity Incentive Plan

      Our board of directors has adopted, with the approval of our stockholders, the ARAMARK 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan will form a part of the ARAMARK Ownership Program described above, and is the source of new equity-based awards on and following the public offering. The 2001 Equity Incentive Plan permits us to grant to our key employees, directors and consultants incentive stock options, non-qualified stock options, reload stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our class A and class B common stock.

      Administration. Our Human Resources, Compensation and Public Affairs Committee will administer the 2001 Equity Incentive Plan. The committee may delegate its authority under the 2001 Equity Incentive Plan in whole or in part as it determines, including to a subcommittee consisting solely of at least two outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The committee will determine who will receive awards under the 2001 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the award consistent with the terms of the plan.

      Shares Reserved for Awards and Limits on Awards. The total number of shares of our class A and class B common stock available under the 2001 Equity Incentive Plan initially will be 30 million, with an additional 3% of our common stock outstanding as of the end of the prior calendar year becoming available under the plan on each January 1 following the adoption of the plan. Awards may be issued in respect of class B common stock, in lieu of class A common stock.

      Under the 2001 Equity Incentive Plan, no participant may receive an award that relates to more than 3 million shares of our class A or class B common stock in any calendar year; the maximum amount of a performance-based award is limited to $10 million in any calendar year; and the maximum number of shares that may be used to award incentive stock options under the 2001 Equity Incentive Plan is 30 million shares in the aggregate.

      The number of shares of our class A or class B common stock issued or reserved pursuant to the 2001 Equity Incentive Plan, the maximum individual award and the number of shares issuable pursuant to outstanding awards, are subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the relevant class of common stock. Class A common stock and class B common stock covered by awards that terminate, lapse, or are cancelled will again be available for the grant of awards under the 2001 Equity Incentive Plan.

      Stock Options. The 2001 Equity Incentive Plan will permit the committee to grant key employees incentive stock options, which qualify for special tax treatment in the U.S., and to key employees, directors and consultants nonqualified stock options. The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options.

      Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of our class A common stock or class B common stock, as applicable, already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules). Stock option grants also may include provisions that permit the option holder to exercise all or part of the holder's vested options through a cashless exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the exercise price of the common stock being purchased plus any required tax withholding.

      Stock Appreciation Rights. The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our class A or class B common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares over the grant price.

      Performance Standards and Section 162(m). Performance criteria for performance-based awards under the 2001 Equity Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee can establish specific targets for recipients.

      In general, Section 162(m) of the Internal Revenue Code prevents the deductibility of compensation in excess of one million dollars paid in any taxable year to an individual who on the last day of that year is the company's chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m), if shareholder disclosure and approval requirements are met. If restricted stock or performance-based awards are intended to satisfy Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria that may be utilized under the 2001 Equity Incentive Plan are: earnings before interest and taxes, income, net income, earnings per share, book value per share, total shareholder return, return on shareholder's equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, sales, cost, cash flow, operating cash flow, free cash flow, working capital, return on assets, total business return and return on gross investment.

      Reload Options. The committee may grant a reload option that permits the option holder to purchase a number of shares of our class A common stock or class B common stock, as applicable, equal to the number of shares of common stock delivered by the option holder to exercise the underlying option.

      Other Stock-Based Awards. The 2001 Equity Incentive Plan also will permit the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our class A common stock and/or class B common stock. These awards will be in such form and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

      Change-in-Control Provisions. The committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable, and may, in its sole discretion, provide for the termination of an award upon the consummation of the change of control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

      Amendment. Our board of directors may amend the 2001 Equity Incentive Plan at any time, provided that no amendment will be made that (i) would increase the number of shares available for awards under the Plan or (ii) diminishes the rights of the holder of any award, and except that the committee may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws.

      Director Awards. Non-employee directors are eligible to receive awards under the 2001 Equity Incentive Plan, including awards of non-qualified stock options and, beginning in 2002, awards in the form of deferred stock instead of an immediate cash retainer. See "-- Compensation of Directors" for a description of the options and deferred stock awards we anticipate awarding to non-employee directors in fiscal 2002. Our board of directors has the ability to modify the terms of options and deferred stock awards described in that paragraph.

      A total of 3,718,100 shares of class A common stock were granted pursuant to the 2001 Equity Incentive Plan on December 10, 2001 in the form of non-qualified stock options to ARAMARK employees and a non-employee director at a grant price of $23.00 per share. Messrs. Neubauer, Leonard, Sutherland and Mulvaney were not granted stock options at this time; Messrs. Zillmer and Colli were each granted 80,000 options on December 10, 2001 at a grant price of $23.00 per share.

Retirement Savings Plans

      General. Our Retirement Savings Plan (RSP) and Uniform and Career Apparel Group Retirement Savings (AUCA) Plan are defined contribution plans intended to qualify under Section 401(k) of the Internal Revenue Code. These plans also are collectively referred to as the 401(k) plans. Substantially all of our U.S., non-union, full-time salaried employees are eligible to participate in one of these plans, except that highly compensated salaried employees no longer are eligible to participate in our RSP, but may be eligible to participate in our Stock Unit Retirement Plan, as described below.

      Contributions. Employees participating in the RSP or the AUCA Plan may make elective pre-tax salary contributions of up to 15% of their eligible earnings, subject to statutory prescribed annual limits. We make annual matching contributions to the RSP based on the first 6% of a participating employee's earnings, ranging from 25% to 75% of the employee's contributions. We also make matching contributions to the AUCA Plan each quarter in an amount equal to 100% of the first 2% of a participating employee's earnings, and 25% of the next 4% of the employee's earnings. At the end of each plan year under the AUCA Plan, we also may make an additional matching contribution to participating employees who contributed at least 2% of their earnings. This contribution could range up to 50% of the participating employee's contributions, up to 6% of the employee's earnings. Company matching contributions have historically been made in shares of our class A common stock. It is currently anticipated that our matching contributions under the RSP and AUCA Plan will be made in shares of class A common stock and class B common stock. All of our matching contributions are subject to prescribed annual limits.

      Vesting. Employee contributions to the RSP and the AUCA Plan are always immediately 100% vested. Our matching contributions under the RSP vest fully after two years of plan participation or five years of service with us, whichever occurs first. Our matching contributions under the AUCA Plan vest annually over a six year period of service with us.

      Investments, Voting and Trust. Each employee's contributions, our matching contributions and any investment earnings, are generally not taxable to participating employees until withdrawn. All contributions under the RSP and AUCA Plans are held in trust as required by law. U.S. Trust Company, N.A. is the independent trustee of the company stock fund portion of the RSP and the AUCA Plan. Participating employees may direct the investment of their employee contributions among authorized investment alternatives under the relevant plan. Participating employees also may instruct the trustee how to vote the shares of our common stock held on their behalf under the RSP or AUCA Plan with respect to major corporate transactions.

      Other Plans. In addition to the RSP and the AUCA Plan, we sponsor or contribute to a number of other tax-qualified savings and pension plans, none of which currently holds any shares of our common stock. These plans include our Money Purchase Retirement Plan for Non-Salaried Employees, our Capital Accumulation Plan, our Pension Plan for Non-Salaried Employees, and our Uniform Retirement (Pension) Plan.

Stock Unit Retirement Plan

      Our Stock Unit Retirement Plan, or SURP, is a non-qualified retirement plan for highly compensated employees who are not eligible to participate in any company-sponsored qualified retirement plan. The SURP is intended to provide to participants benefits similar to those provided to participating employees in our RSP. Participants in the SURP may defer up to 15% of their earnings, with interest deemed to accrue on those deferrals. We credit each participant's account with a matching contribution annually, equal to between 25% and 75% of the participant's first 6% of compensation deferred in that year and limited to the same maximum as our RSP. Our matching contributions historically have been made in deferred stock units, which are substantially equivalent to an investment in our class A common stock. Deferred compensation, deemed interest and shares of stock are distributed to the participant at the time of the participant's termination of employment, unless deferred by the participant. Employee deferrals are immediately 100% vested. Matching contributions generally vest following two years of participation or five years of service. Distributed shares had historically been subject to a stockholders' agreement, and our policy had been to repurchase such shares shortly after their distribution at their then-current appraisal price. In connection with the stockholder vote on the merger, we terminated the stockholders' agreement.

      The SURP, unlike the Retirement Savings Plan, is an unfunded plan. The amounts payable as benefits are not set aside, but rather are carried on our books as unsecured liabilities. Similarly, the deferred stock units are not outstanding shares, but rather are obligations to issue shares in the future.

      In connection with the public offering, the SURP was frozen for new deferrals and contributions. Future deferrals (and any matching contributions on those deferrals) will be made under the new 2001 stock unit retirement plan described below.

2001 SURP

      Our board of directors has adopted, with the approval of the sole stockholder at the time, the 2001 Stock Unit Retirement Plan, or 2001 SURP. The 2001 SURP is a non-qualified retirement plan for highly compensated employees who are not eligible to participate in any company-sponsored qualified retirement plan. The 2001 SURP is intended to provide participants with benefits similar to those provided under the RSP. Participants are allowed to defer up to 15% of their earnings, with interest deemed to accrue on those deferrals. We will match contributions in deferred stock units, which are substantially equivalent to an investment in our class B common stock. It is anticipated that matching contributions will equal between 25% and 75% of the participant's first 6% of compensation deferred in a plan year, limited by the same maximum as our RSP. Deferred compensation, deemed interest and shares of stock will be distributed to the participant at the time of the participant's termination of employment, unless deferred by the participant. Employee deferrals are immediately 100% vested. Matching contributions generally vest following two years of participation or five years of service. Upon a change in control of ARAMARK, existing account balances under the 2001 SURP become fully vested. The 2001 SURP is an unfunded plan. The amounts payable as benefits will not be set aside, but rather will be carried on our books as unsecured liabilities. Similarly, the deferred stock units will not be outstanding shares, but will be obligations to issue shares in the future.

Senior Executive Annual Performance Bonus Arrangement

      General. The Senior Executive Annual Performance Bonus Arrangement, or bonus arrangement, provides for an annual performance bonus for the chief executive officer (CEO) and any other of our designated executive officers upon the attainment of pre-established performance goals, which annual performance bonus is intended to be excludable from the computation of compensation for purposes of the U.S. income tax deductibility limitation on executive officer compensation.

      Background. Current U.S. income tax laws deny a deduction for certain compensation in excess of one million dollars per year paid to a company's chief executive officer and its four other most highly compensated executive officers. Certain compensation, including compensation based on the achievement of pre-established performance goals (performance-based compensation), is not subject to this deduction limit. For compensation to qualify for the performance-based compensation exclusion, the material terms pursuant to which the performance-based compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders prior to the payment.

      The bonus arrangement is designed to qualify as performance-based compensation under current U.S. income tax laws. Participants in the bonus arrangement for any fiscal year may not also participate in our management incentive bonus plan (described below) for the same fiscal year. However, the bonus arrangement does not limit the ability of the board of directors to adopt any additional bonus plan or to pay any other compensation, including any additional bonus, to any executive officer or other employee. Any such additional bonus would not be considered performance-based compensation unless it complied with the stockholder approval and other requirements of U.S. income tax laws.

      Description of the Bonus Arrangement. The Human Resources, Compensation and Public Affairs Committee has been designated by the board of directors to administer the provisions of the bonus arrangement. The board of directors retains the authority to designate a different committee to administer the bonus arrangement. In any event, only members of the committee who are independent directors may vote on matters relating to the bonus arrangement. The committee is required generally to designate participants and, for each participant, to set one or more performance goals for a fiscal year not later than 90 days after the beginning of such fiscal year.

      The committee may designate as participants for any fiscal year any of our executive officers. This designation may vary from year to year, and it is anticipated that it will be based primarily on the committee's judgment as to which executive officers are likely to be named in our proxy statement and are expected to have compensation in excess of $1 million. For fiscal 2001, the committee has designated Mr. Leonard as a participant, in addition to Mr. Neubauer.

      Under the bonus arrangement, the annual performance goals, which may differ for each participant, must be based on attainment of target levels of, or a targeted percentage increase in, one or more of the following company or business group criteria: earnings before interest and taxes (EBIT), return on net assets (RONA), net income, after tax return on investment (ATROI), sales, revenues, earnings per share, total stockholder return, return on equity (ROE), return on investment (ROI), total business return, return on gross investment
(ROGI), operating cash flow or free cash flow. The maximum annual performance bonus payable to any participant in respect of any fiscal year under the bonus arrangement is three million dollars, or such lesser amount as may be set by the committee for such participant at the time it establishes the annual performance goals. The committee may increase the attainment of performance goals to offset (a) a change in accounting standards, (b) a significant acquisition or divestiture, (c) a significant capital transaction, or (d) any other unusual, nonrecurring items that are separately identified and quantified in our audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established. The committee in its sole discretion may reduce, but may not increase, the amount of the annual performance bonus that would be otherwise payable under the bonus arrangement. In making this determination, the committee may take into consideration any and all factors relating to our performance and the participant's performance for such fiscal year.

      The committee may, without further action by the stockholders, amend the bonus arrangement from time to time as it deems desirable, provided that no such amendment may increase the employees who may be designated as participants under the bonus arrangement, change the permitted performance measures, increase the maximum bonus payable under the bonus arrangement, or make any other change requiring further approval under U.S. income tax laws. The bonus arrangement, unless earlier terminated, is effective for each of the five fiscal years 1999 through 2003. The board may, in its discretion, terminate the bonus arrangement at any time.

Management Incentive Bonus Plan

      Certain of our senior executive officers participate in a management incentive bonus program. Bonuses under this program are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An executive's bonus under the management incentive bonus program potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer and Leonard, the committee awards bonuses pursuant to our Senior Executive Annual Performance Bonus Arrangement (described above) rather than the management incentive bonus program.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neubauer Registration Rights Agreement

      In exchange for Mr. Neubauer's agreement to relinquish the right under his employment agreement to the benefits of the provisions of the stockholders' agreement as in effect prior to the public offering, we entered into a registration rights agreement with Mr. Neubauer, the Neubauer Family Foundation and certain trusts of which Mr. Neubauer is the settlor. Under the registration rights agreement, we granted Mr. Neubauer and those related parties three demand rights and unlimited piggyback registration rights. Mr. Neubauer and those related parties may exercise demand registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, at any time after 360 days after the pricing of the public offering and with respect to all of their shares at any time after 540 days after the pricing of the public offering or, subject to the prior consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., at any time after 180 days and before 360 days after the pricing of the public offering. In addition, Mr. Neubauer's estate may exercise demand registration rights with respect to his shares of common stock in certain limited circumstances at any time after 180 days and before 360 days after the pricing of the public offering. Mr. Neubauer and those related parties also have unlimited piggyback registration rights with respect to their shares of common stock for which restricted periods have expired or do not apply, that commence on the 181st day after the pricing of the public offering. The provisions of the registration rights agreement with Mr. Neubauer will not override the applicable transfer restrictions in our certificate of incorporation. Further, as part of this arrangement with Mr. Neubauer, our board of directors has approved the transfer by Mr. Neubauer of up to 1.5 million shares of class A common stock to charitable organizations and the conversion of such shares into unrestricted class B common stock. Such transfer is an exception to the lock-up arrangement with the underwriters. Mr. Neubauer has made the contributions in connection with the transactions for personal tax planning purposes.

Other Transactions

      In March 2000, we acquired from James E. Ksansnak, our director and former vice chairman, approximately 80% of the capital stock of a corporation owned by Mr. Ksansnak for nominal consideration. We terminated that corporation's 401(k) plan and distributed 1,291,826 shares of our class A common stock held by the plan to Mr. Ksansnak, as the plan's sole participant. Mr. Ksansnak provided consulting services to us with respect to our Educational Resources segment for which he has been compensated. At September 28, 2001, Mr. Ksansnak had outstanding deferred payment obligations of $975,605.

Employment Agreements and Change of Control Arrangements

      General. We have employment agreements or arrangements with all of our officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these contracts are for indeterminate periods terminable by either party, in most cases subject to advance notice and post-employment severance and benefit obligations.

      Agreement with Mr. Neubauer. Mr. Neubauer's agreement provides for his services as chief executive officer at a current annual base salary of $1,000,000 plus a bonus under the applicable bonus plan. The agreement's term generally ends upon either party giving two years' advance notice, but may be terminated earlier subject to certain severance obligations. In general, upon Mr. Neubauer's termination of employment by us without cause or by Mr. Neubauer's resignation with good reason (which terms are defined in the agreement), including a resignation by Mr. Neubauer within 12 months following a change of control (as defined in the agreement), he will receive the following payments or benefits:

    . a lump sum payment equal to the sum of four times his base salary plus two times his average bonus over the three immediately preceding years, except that if the termination is by us without cause and occurs following two years' advance notice, Mr. Neubauer instead will receive a pro rata bonus for the year of termination based on his average bonus over the three immediately preceding years;

    .  full vesting of all outstanding stock purchase opportunities; and

    .  continuation of certain welfare benefits for a period of three years.

      In addition, following any termination of Mr. Neubauer's employment, we will pay him a supplemental retirement benefit for the rest of his life generally equal to one-half of his base salary plus his average bonus over the three immediately preceding years, with one-half of those payments continuing after his death to his surviving spouse for her lifetime.

      If Mr. Neubauer's employment is terminated by us without cause or by his resignation with good reason, in either case upon two year's advance notice, Mr. Neubauer will provide consulting services to us for a period of two years, but not more than 20 hours in any month. For such consulting services, he will continue to receive the same base salary that he had been receiving upon his termination of employment, plus continued coverage under certain benefits arrangements.

      Mr. Neubauer is subject to a non-competition covenant for a period of two years following his termination of employment or consulting period.

      We have agreed to use our best efforts to cause Mr. Neubauer to be a member of our board during the term of Mr. Neubauer's employment agreement. In addition, if any payment or benefit payable to Mr. Neubauer after a change in ownership or control of the company would be considered a parachute payment subject to a federal excise tax, then we will pay Mr. Neubauer an additional payment or benefit to gross-up the amount of the excise tax.

      We have a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, we pay a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. At September 28, 2001, the amount thus outstanding was $2,260,123. We do not charge interest in each fiscal year on this amount. However, we capture at least some of the foregone interest because we reduce the amount of the interest that would otherwise accrue on Mr. Neubauer's deferred compensation. We hold a security interest in the policies to secure the repayment of the premium amount paid by us. This arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement).

      Agreements with Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli. Beginning in 2002, Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli will have annual base salaries of $675,000, $475,000, $425,000, $425,000 and $415,000, respectively.

      Severance pay policy. We currently have a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 6 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

      Change in Control Agreements. We have entered into agreements with Messrs. Leonard, Sutherland, Mulvaney, Zillmer and Colli that provide severance benefits if the executive's employment is terminated under certain circumstances in connection with a change in control of the company. In general, if the executive's employment is terminated by us without cause or if the executive resigns with good reason (as defined in the agreement), following a change in control, the executive is entitled to cash severance benefits based on a multiple of two times the executive's base salary and target bonus (or the prior year's actual bonus, if higher), a pro rata portion of the target bonus for the fiscal year of termination, plus cash severance benefits of up to 18 months of pay based on the executive's length of service with the company. The executive is also entitled to continuation of certain welfare benefits for a period of 24 months and certain outplacement benefits. Under certain circumstances, the severance benefits payable under these agreements might constitute parachute payments subject to federal excise tax, in which case the executive will receive a gross-up payment to compensate the executive for the excise taxes.

Compensation Committee Interlocks and Insider Participation

      Mr. Neubauer serves as a director of Verizon Communications, Inc. Mr. Babbio, who is vice chairman and president of Verizon, is our director and serves on the Human Resources, Compensation and Public Affairs Committee. The members of the Human Resources, Compensation and Public Affairs Committee at October 26, 2001 were Messrs. Babbio, Callander, Davenport, Kean and Preston.

Compensation of Directors

      Beginning in 2002, each non-employee director will receive an annual cash retainer of $50,000, payable in quarterly installments of $12,500, plus non-qualified stock options to purchase shares of our class A common stock, awarded quarterly. The number of shares subject to the quarterly option awards will be calculated by dividing $31,000 by the closing price of a share of our class B common stock on the grant date. Options will have a 10-year term and will be immediately 100% vested on the date of grant. Non-employee directors may elect to receive all or part of the annual retainer in the form of deferred shares and deferred cash. Under this deferral arrangement, the non-employee director will be credited at the end of each quarter, under a notional deferral account, with the amount of cash deferred or with a number of shares of our class A common stock calculated by dividing the amount of cash deferred by the closing price of a share of our class B common stock on the computation date. Deferred shares and deferred cash will be issued or paid to the director 3 years after the date credited to the director's account, unless the director elects to defer issuance or payment to a later date. Deferred cash will accrue interest at a rate determined annually by us. In addition, directors who are not our employees will receive $5,000 each year for services as chairman of a board committee.

      In fiscal year 2001, directors who were not our employees received an annual retainer of $30,000 for serving on the board, $3,000 for services as chairman of a board committee and $1,000 for otherwise serving on a committee. They also received meeting fees of $1,000 per day for attendance at meetings of the board and for each committee meeting. Directors who were not our employees also were eligible for grants of non-qualified stock options.

Committee Report on Executive Compensation

      ARAMARK's compensation programs are designed to support ARAMARK's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with ARAMARK's goals, to provide compensation consistent with competitive market rates and to include a significant portion of incentive compensation.

      Performance measures. ARAMARK uses various financial measures to evaluate the performance of ARAMARK and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures currently used are Sales Growth, EBIT, ROGI, and in addition, for overall corporate performance, Net Income. EBIT is Earnings Before Interest and Taxes. ROGI is Return on Gross Investment. Targets for each of these performance measures are established annually in ARAMARK's business plan, which is approved at the beginning of the fiscal year by the board.

      Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of ARAMARK, the current rate of inflation, and general compensation levels in the industries in which ARAMARK operates. For increases effective at the beginning of calendar 2002, the guideline increase for executive officers, including the five named individuals, was 4%. The specific salary increase for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the board; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee.

      Bonus. Senior executive officers participate in ARAMARK's management incentive bonus program. Bonuses are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee's bonus potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer and Leonard, the Committee awards bonuses pursuant to the Senior Executive Annual Performance Bonus Arrangement rather than the management incentive bonus program. Pursuant to the arrangement, the Committee selected Sales, Net Income and ROGI of ARAMARK as the financial performance measures for Messrs. Neubauer and Leonard and set goals for each measure. As required by the arrangement, the attainment of the net income performance goals set by the Committee was increased to offset the net income reduction due to the Campbell Brewley and CFM acquisitions. All of the events for which these adjustments were made occurred after the Committee set the goals for each measure. Mr. Neubauer was awarded 52% of his maximum bonus potential for fiscal 2001.

      Stock Purchase Opportunities. The Human Resources, Compensation and Public Affairs Committee believes that management ownership contributes to ARAMARK's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Human Resources, Compensation and Public Affairs Committee, accordingly, grants stock purchase opportunities and options to selected management employees. The terms of the stock purchase opportunities and options are generally described under "The ARAMARK Ownership Program." Individual grants are generally made by the Human Resources, Compensation and Public Affairs Committee in connection with hires and promotions, and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities and options previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Human Resources, Compensation and Public Affairs Committee. ARAMARK has in the past also made broad-based grants to management employees.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based. The "ARAMARK Ownership Program" has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Senior Executive Annual Performance Bonus Arrangement has also been structured so that awards will qualify as performance-based compensation not subject to the $1 million limitation.

      Members of the Human Resources, Compensation and Public Affairs
Committee:

           Robert J. Callander, Chair      Ronald R. Davenport
           James E. Preston                The Honorable Thomas H. Kean
           Lawrence T. Babbio, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of our common stock as of December 14, 2001 by:

    . each person known to us to be the beneficial owner of more than 5% of either class of the common stock;

    .  each of our named executive officers;

    .  each director; and

    .  all current directors and executive officers as a group.

                                                  Shares Beneficially Owned
                                                 ---------------------------
                                                                   Class B
                                                     Class A        Common
                                                   Common Stock     Stock
                                                 ---------------- ----------
           Name of Beneficial Owner               Shares/1/   %   Shares  %
-----------------------------------------------  -----------  -   ------ ---
Trustee for the RSP and the AUCA Plan(/2/)        29,490,300 18.0   --    --
Blum RMK, L.P.(/3/)                                6,757,980  4.1   --    --
Joseph Neubauer(/4/)                              28,813,592 17.6   --    --
Lawrence T. Babbio, Jr.                              140,000    *   --    --
Patricia C. Barron                                   248,100    *   --    --
Robert J. Callander                                  544,576    *   --    --
Leonard S. Coleman, Jr.                               64,000    *   --    --
Ronald R. Davenport                                  204,000    *   --    --
Thomas H. Kean                                       786,000    *   --    --
James E. Ksansnak                                  4,325,654  2.6   --    --
James E. Preston                                     900,000    *   --    --
Karl M. von der Heyden                                30,000    *   --    --
William Leonard                                    4,298,226  2.6   --    --
L. Frederick Sutherland                            3,665,172  2.2   --    --
Brian G. Mulvaney                                  2,097,644  1.3   --    --
John J. Zillmer                                      955,126    *   --    --
Bart J. Colli                                        127,500    *   --    --
All directors and executive officers as a group
 (21 persons)                                     50,118,774 30.4   --    --
All employees, directors and employee benefit
 plans as a group(/5/)                           155,232,800 89.7   --    --

----------------
  (1) The share amounts for each of the beneficial owners listed include shares issuable upon the exercise of stock purchase opportunities and options that are exercisable within 60 days of December 14, 2001 in the following amounts: 90,000 shares by Mr. Neubauer, 60,000 shares by Mr. Babbio, 141,894 shares by Ms. Barron, no shares by Mr. Callander, 24,000 shares by Mr. Coleman, no shares by Mr. Davenport, no shares by Mr. Kean, no shares by Mr. Ksansnak, no shares by Mr. Preston, 30,000 shares by Mr. von der Heyden, 126,000 shares by Mr. Leonard, 75,000 shares by Mr. Sutherland, 446,500 shares by
       Mr. Mulvaney, 90,500 shares by Mr. Zillmer, 49,500 shares by Mr. Colli, 1,282,994 shares by all directors and executive officers as a group, and 9,341,504 shares by all employees, directors and employee benefit plan as a group.
  (2) The independent trustee of the company stock fund portion of the RSP and the AUCA Plan is U.S. Trust Company, N.A. The independent trustee's address is 14 West 47th Street, New York, NY 10036. With respect to matters relating to certain significant corporate events, the vote is passed through by the independent trustee to the participant in the relevant plan.
  (3) The address of this stockholder is 909 Montgomery Street, Suite 400, San Francisco, CA 94133. These shares are held of record by MetLife/Blum RMK Holdings, LLC.
  (4) The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107. This number of shares includes 26,361,960 shares held by Mr. Neubauer in his individual capacity and 2,361,632 shares held by The Neubauer Family Foundation of which Mr. Neubauer is the sole trustee and has sole power to vote and dispose or direct a disposition of such shares. This number of shares does not include shares held by certain trusts for the benefit of family members with respect to which Mr. Neubauer has no voting or dispositive power and disclaims beneficial ownership.
  (5) Includes permitted transferees (primarily children and other transferees for estate planning purposes).
  *  Less than 1%.

Report of Audit and Corporate Practices Committee

      In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit and Corporate Practices Committee (the "Audit Committee") has reviewed and discussed with management and the independent auditors the Company's audited financial statements as of and for the fiscal year ended September 28, 2001.

      The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to ARAMARK is compatible with maintaining the auditor's independence, and has discussed with the auditors the auditors' independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2001.

      Members of the Audit and Corporate Practices Committee:

           Edward G. Jordan, Chair        Ronald R. Davenport
           Patricia C. Barron             Leonard S. Coleman, Jr.

Relationship with Independent Public Accountants

      The board of directors is expected to reappoint the firm of Arthur Andersen LLP as independent auditors for ARAMARK for the 2002 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

      Set forth below is information relating to the aggregate Arthur Andersen fees for professional services rendered during fiscal year 2001.

Audit fees

      The aggregate fees for all professional services rendered in connection with the audit of our consolidated financial statements for the fiscal year ended September 28, 2001, and for the reviews of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year were $1,330,000.

Audit-related fees

      Audit related fees include services traditionally performed by the auditor such as compliance and employee benefit audits, reviews of registration statements, accounting consultation and other services. The aggregate fees for audit-related services rendered for the fiscal year ended September 28, 2001 were $1,572,350.

Financial Information Systems Design and Implementation Fees

      The aggregate fees for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal year ended September 28, 2001, were zero.

All Other Fees

      The aggregate fees for professional services rendered, other than the services described above, for the fiscal year ended September 28, 2001 were $2,509,207. These consist principally of fees for assistance with various tax matters and other business advisory services.

Financial Statements

      A copy of ARAMARK's annual report on Form 10-K for the fiscal year ended September 28, 2001 (annual report) is being delivered to stockholders with this proxy statement. Stockholders are referred to the annual report for financial and other information about ARAMARK.

Proxy Solicitation

      Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of ARAMARK personally or by mail or telephone, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by ARAMARK.

Discretionary Authority

      Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

      Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of ARAMARK in accordance with regulations adopted by the Securities and Exchange Commission and the company by-laws. Such proposals must be received by ARAMARK no later than September 10, 2002, to be considered for inclusion in ARAMARK's proxy statement and form of proxy for next year's annual meeting and, in any event, must be received by ARAMARK no later than November 25, 2002, to be eligible for presentation for stockholder action at next year's annual meeting. Proposals should be directed to the attention of the Secretary.

                                                                      Appendix A


                AUDIT AND CORPORATE PRACTICES COMMITTEE CHARTER

Purposes of the Committee

The purposes of the Committee, as delegated to it by the Board of Directors, include:

1. Oversight of the Corporation's accounting and financial reporting principles and policies, and internal audit, controls and procedures;

2. Oversight of the Corporation's financial statements and the independent audit thereof;

3. Selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and

4.    Evaluating the independence of the outside auditors.

      The function of the Committee is oversight. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence.

Committee Access, Membership and Qualifications

1. The Committee shall have direct and confidential access to the personnel of ARAMARK's Audit and Control Services and Security Departments and to the secretary of management's Business Conduct Policy Committee; and the Audit and Control Services and Security Departments and the members of the Business Conduct Policy Committee shall have direct access to the members of the Committee. The Committee shall meet annually in executive session with the outside auditor.

2. The Committee shall consist of at least three directors, all of whom shall be independent (i.e., shall have no relationship with the Corporation that may interfere with the exercise of their independence from management and the Corporation), as the Board interprets such qualification in its business judgement.

3. Each member of this Committee shall be financially literate, as the Board interprets such qualification in its business judgement, or must become financially literate within a reasonable period of time after his or her appointment to this Committee. At least one member of this Committee shall have accounting or related financial management experience, as the Board interprets such qualification in its business judgement.

4. The Committee shall review and reassess the adequacy of its charter on an annual basis.

      The Committee shall perform the following functions and shall have and may exercise such powers as are appropriate for the performance thereof:

Financial Reporting

1. Review the quarterly and year-end financial reports prior to their filing.

2. Review the accounting principles used by the Corporation for corporate and tax reporting purposes and any actual or impending changes in financial or accounting requirements which may materially affect the Corporation.

3. Review and approve the Committee report on the audited financial statements for inclusion in the Corporation's proxy and information statements.

4. Review with the general counsel legal matters that may have a material impact on the financial statements.

Accounting Controls and Personnel

1. Review the adequacy of the Corporation's system of internal accounting controls with the Corporation's financial and audit personnel and its outside auditor.

2.    Review the scope and results of internal auditing procedures.

3. Review the appointment and replacement of the director of audit and controls, and the competency of the Corporation's financial, audit, and accounting personnel.

Audits and Outside Auditors

1. Review and recommend to the Board the firm of independent public accountants to be employed as outside auditor by the Corporation. The outside auditor is ultimately accountable to the Board and this Committee; and the Board and this Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

2. Review with the outside auditor prior to the audit the scope of the audit, and after the audit the audit report and any internal control recommendations and management's response to such recommendations.

3.    Review and approve the compensation of the outside auditor.

4. Review non-audit services requested of the outside auditor and in so doing, consider the possible effect of such engagement on their independence. Review and approve the disclosures required to be included in the Corporation's proxy statement regarding fees billed by the outside auditor.

5. Request and obtain from the outside auditor annually a formal written statement delineating all relationships between the outside auditor and the Corporation; engage in a dialog with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; and recommend to the Board any appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

Business Conduct

1.    Monitor compliance with the Corporation's Business Conduct Policy.

2. Conduct special investigations of allegations of management misconduct when deemed necessary or desirable.

3. Determine whether or not to seek reimbursement on behalf of the Corporation from employees or agents of the Corporation for any improper payments made at their direction, if such action or inaction is in the best interest of the Corporation.

4. Determine on behalf of the Corporation whether or not to advance expenses or to provide indemnification under the certificate of incorporation, by-laws or otherwise, to a director, officer, employee or agent where claimed or requested in a particular case.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.                                                Please mark your
                                                                                                        vote  as indicated
                                                                                                        in this example     [X]



1.   Election of Directors                                      Nominees:
                                                                01 Leonard S. Coleman, Jr., 02 Thomas H. Kean,
     FOR all nominees listed               WITHHOLD             03 James E. Ksansnak, 04 James E. Preston
         to  the right                     AUTHORITY
       (except as marked           to vote for all nominees     (To withhold authority to vote FOR write name(s) on line:
        to the contrary)              listed to the right                                                                  )
               [_]                           [_]                ----------------------------------------------------------

                                                                2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments thereof.
-----------------------------------------------------------------------------------------------------------------------------------

Signature                        Signature                      Date
         -----------------------          ----------------------    -----------

Please sign exactly as name appears. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others signing in a representative capacity should indicate the capacity in which they are signing.
--------------------------------------------------------------------------------
                         /\  FOLD AND DETACH HERE   /\

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

    Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
Internet http://www.eproxy.com/rmk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

OR

--------------------------------------------------------------------------------
Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

OR

--------------------------------------------------------------------------------
Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
--------------------------------------------------------------------------------

             IF you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

                               ARAMARK CORPORATION
                                   PROXY CARD
                       SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Bart J. Colli and L. Frederick Sutherland (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on February 12, 2002 and at any adjournment.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                 see other side




--------------------------------------------------------------------------------
                        /\   FOLD AND DETACH HERE   /\



                             YOUR VOTE IS IMPORTANT!


                       You can vote in one of three ways:

1. Call toll free 1-800-435-6710 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your SIGNED proxy card to 201-296-4956. You must fax both the front and back of the card.

                                      or
                                      --

2.   Vote by Internet at our Internet Address: http://www.eproxy.com/rmk

                                      or
                                      --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                                   PLEASE VOTE